World of Internet.com AG
             An der Alster 1, 20099 Hamburg, Germany
        Phone 01149-173-605-87 36 Fax 01149-402-805-60 52

                  Consulting Services Agreement


  This Consulting Services Agreement (the "Agreement") is entered this 26th day of March, 2000 by and between World of Internet.com AG (Consultant), a German corporation and INFe.com (Client), a US corporation, (OTC-INFE.BB) with reference to the following:

                            RECITALS

  A. The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant's experience, skills, knowledge, abilities and background to facilitate the research editing and production of a corporate research report; financial analysis and evaluation; and introduction to European financial markets. The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

  B. The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

   NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  1. Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a European financial markets consultant to the Client for a period of three months and to render such advice, consultation, information and services to the Client regarding general financial and business matters including, but not limited to:

   A. Independently researching, editing and generating a corporate profile of the Client.

    B. Featuring and hosting a buy recommendation including a share price target of the Client, on www.stockreporter.de, a bilingual European financial internet publication.

   C. Technical chart analysis of the Client's share price history and development.

   D. Independently preparing, editing and posting a corporate update of the Client, if applicable, on www.stockreporter.de during the three month engagement


         Exhibit - 10.14


   E. Preparation of an application for a listing of the Client's common stock on a major European stock exchange and introduction to European market makers, if Client so desires.

It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

   2. Term. The term ("Term") of this Agreement shall commence on the date hereof and continue for three (3) months from the date the Client's corporate profile is posted on www.stockreporter.de. This Agreement may be extended upon agreement by both parties.

   3. Engagement Fee. As consideration for Consultant entering into this Agreement, Client and Consultant agree to the following:

   A. A cash Engagement Fee ("Engagement Fee") of two hundred thousand dollars ($200,000) payable to the Consultant on the date hereof.

   B. The Engagement Fee may be satisfied by delivery of a certificate(s) representing an aggregate of one hundred thirty thousand shares (130,000) shares of common stock of Client (the "Shares") at a price of $1.55 per share, to be delivered to Consultant upon execution of this Agreement (see delivery instructions). The Shares will be issued to Dennis C. Hass and will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

   4. Exclusivity; Performance; Confidentiality. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

   5. Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work and as otherwise requested. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to



         Exhibit - 10.14


withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

   6. Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

   7. Jurisdiction. By excluding any other feasible place of legal jurisdiction, the place of legal jurisdiction is herewith agreed to be the Free and Hanseatic City of Hamburg, Germany; for any dispute between the parties arising from this contractual agreement, German law applies exclusively.

   8. Rights Reserved. Consultant reserves the right to renegotiate this Agreement without prior notification to Client if the price of the Client's shares decrease on any stock exchange of more than 30%, prior to the posting of the Client's corporate profile on www.stockreporter.de.

   IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

INFe.com.

By: /s/T. Richfield
     ----------------------------------------------
     T. Richfield                          (A.S.O.)

WORLD OF INTERNET.COM AG

By: /s/Dennis C. Hass
     ----------------------------------------------
     Dennis C. Hass, COO                   (A.S.O.)




         Exhibit - 10.14